FOR IMMEDIATE RELEASE

THE STANLEY WORKS ANNOUNCES RESULTS OF SHAREOWNER VOTES AT 164TH ANNUAL MEETING

New Britain, Connecticut, April 25, 2007 ... The Stanley Works (NYSE: SWK) announced that, at its 164TH annual meeting of shareowners held today, the following were the results of votes by shareowners:

•	John F. Lundgren, John G. Breen and Virgis W. Colbert were elected to three-year terms on the company’s Board of Directors, each receiving the affirmative votes of at least 51,290,801 shares, or 68% of the shares present at the annual meeting.

•	The appointment of Ernst & Young, LLP as the company’s independent auditors for the year 2007 was approved by 73,068,950 shares, or 96% of the shares present at the annual meeting.

•	A shareowner proposal urging the company’s Board of Directors to take the necessary steps to require that all members of the Board of Directors be elected annually was approved by 53,754,536 shares, or 78% of the shares present at the annual meeting.

John F. Lundgren, Chairman and Chief Executive Officer, chaired the meeting and declared: “The three proposals – to elect three directors, to approve the appointment of E&Y as auditors for 2007 and to recommend all directors be elected annually – were approved.”

The Stanley Works, an S&P 500 company, is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction and do-it-yourself use, and security solutions for commercial applications.

Contact: Gerry Gould, Vice President, Investor Relations

(860) 827-3833; ggould@stanleyworks.com

The Stanley Works corporate press releases are available under Financial News in the Investor Relations section of the company’s corporate web site at www.stanleyworks.com.